Exhibit 22

LIST OF SUBSIDIARY GUARANTORS

As of September 30, 2022, each of the following subsidiaries of Sally Beauty Holdings, Inc. is a guarantor of our unsecured 5.625% Senior Notes due 2025. The guarantees are joint and several, and full and unconditional. Sally Beauty Holdings, Inc. owns, directly or indirectly, 100% of each guarantor subsidiary.

Exact Name of Registrant as Specified in Its Charter	State of Incorporation or Organization
Arcadia Beauty Labs LLC	Delaware
Armstrong McCall Holdings, Inc.	Texas
Armstrong McCall Holdings, L.L.C.	Delaware
Armstrong McCall, L.P.	Texas
Armstrong McCall Management, L.C.	Texas
Beauty Holding LLC	Delaware
Beauty Systems Group LLC	Virginia
Diorama Services Company, LLC	Delaware
Innovations-Successful Salon Services	California
Loxa Beauty LLC	Indiana
Neka Salon Supply, Inc.	New Hampshire
Procare Laboratories, Inc.	Delaware
Sally Beauty Holdings, Inc.	Delaware
Sally Beauty International Finance LLC	Delaware
Sally Beauty Military Supply LLC	Delaware
Sally Beauty Supply LLC	Virginia
Sally Investment Holdings LLC	Delaware
Salon Success International, LLC	Florida